Exhibit 10-a-9

ROCKWELL COLLINS, INC.

2006 LONG-TERM INCENTIVES PLAN

STOCK OPTION AGREEMENT

STOCK OPTION TERMS AND CONDITIONS

1.           Definitions

As used in these Stock Option Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

(a)	Cashless Exercise: Cashless Exercise shall have the meaning set forth in Section 3(a)(ii) herein.

(b)	Change of Control: Change of Control shall have the same meaning as such term has in Section 10(a) of the Plan.

(c)	Charles Schwab: Charles Schwab & Co., Inc., the Stock Option Administrator whom the Company has engaged to administer and process all Option exercises.

(d)	Committee: The Compensation Committee of the Board of Directors of the Company.

(e)	Company: Rockwell Collins, Inc., a Delaware corporation, and any successor thereto.

(f)	Customer Service Center: Charles Schwab’s Customer Service Center that is used to facilitate Option transactions. Contact Charles Schwab at (888) 852-2135.

(g)	Employee: Employee shall have the same meaning as such term has in Section 2(j) of the Plan.

(h)
Exercise Request and Attestation Form: The form attached as Exhibit 1 or any other form accepted by Charles Schwab in connection with the use of already-owned Stock to pay all or part of the exercise price for the Option Stock to be purchased on exercise of any of the Options.

(i)	Notice of Exercise Form: The form attached as Exhibit 2 or any other form accepted by the Secretary of Rockwell Collins in his sole discretion.

(j)
Options: The stock options listed in the letter dated November 23, 2009, to which these Stock Option Terms and Conditions are attached which are intended to be Non-Qualified Stock Options and which together with these Stock Option Terms and Conditions constitute the Stock Option Agreement.

(k)	Option Stock: The Stock issuable or transferable on exercise of the Options.

(l)	Plan: Rockwell Collins 2006 Long-Term Incentives Plan, as such Plan may be amended and in effect at the relevant time.

(m)	Stock: Stock shall have the same meaning as such term has in Section 2(dd) of the Plan.

(n)	Stock Option Agreement: These Stock Option Terms and Conditions together with the letter dated November 23, 2009, to which they are attached.

(o)	Subsidiary: Subsidiary shall have the same meaning as such term has in Section 2(ee) of the Plan.

2.           When Options May be Exercised

The Options may be exercised, in whole or in part (but only for a whole number of shares) and at one time or from time to time, as to one-third (rounded to the nearest whole number) of the Option Stock granted during the period beginning on November 20, 2010 and ending on November 20, 2019, as to an additional one-third (rounded to the nearest whole number) of the Option Stock granted during the period beginning on November 20, 2011 and ending on November 20, 2019 and as to the balance of the Option Stock granted during the period beginning on November 20, 2012 and ending on November 20, 2019, and only during those periods, and provided that:

(a)
if you die while an Employee, any person who holds the Options as  permitted by Section 4 herein may exercise all the Options not theretofore exercised within (and only within) the period beginning on your date of death (even if you die before you have become entitled to exercise all or any part of the Options) and ending three years thereafter; and

(b)	if your employment by the Company or a Subsidiary terminates other than by death, then:

(i)	if your retirement or other termination date is before November 20, 2010, the Options shall lapse on your retirement or other termination and may not be exercised at any time;

(ii)
if your employment by the Company or a Subsidiary  is terminated for Cause, (as defined in Section 2(f) below), the Options shall expire forthwith upon your termination and may not be exercised thereafter;

(iii)
if your employment by the Company or a Subsidiary terminates on or after November 20, 2010 by reason of your retirement under a retirement plan of the Company, or under a retirement plan of a Subsidiary, you (or any person who holds the Options as permitted by Section 4 herein) may thereafter exercise Options which are exercisable prior to the date of your retirement or that will become exercisable within (and only within) the period between the date of your retirement and ending on the fifth anniversary of your retirement date; or if you retire prior to age 62, the earlier of (x) the fifth anniversary of your retirement date or (y) such earlier date as the Committee shall determine by action taken not later than 60 days after your retirement date; and

(iv)
if your employment by the Company or a Subsidiary terminates on or after November 20, 2010 for any reason not specified in subparagraph (a) or in clauses (ii) or (iii) of this subparagraph (b), you (or any person who holds the Options as permitted by Section 4 herein) may thereafter exercise the Options within (and only within) the period ending three months after your termination date but only to the extent such Options were exercisable on your termination date.

(c)
Notwithstanding any other provision of this Agreement to the contrary, in the event that your employment is terminated on or after a Change of Control (as defined in the Plan) (i) by the Company or a Subsidiary other than for Cause (as defined below in Section 2(f)) or (ii) by you for Good Reason (as defined below in Section 2(g)), then all Options then outstanding pursuant to this Agreement shall forthwith become fully exercisable whether or not then otherwise exercisable within (and only within) the period between the date of termination of employment and ending on the third anniversary thereof.

(d)
Notwithstanding any other provision of this Agreement to the contrary, in the event that your principal employer is a subsidiary of the Company, it is possible that your principal employer may cease to be a subsidiary of the Company and that your employment with the Company terminates as a result (the date of such cessation is herein called the Divestiture Date). Following the Divestiture Date, then all options then outstanding pursuant to these terms and conditions shall forthwith become fully exercisable whether or not then otherwise exercisable within (and only within) the period between the Divestiture Date and ending on the third anniversary thereof.

(e)	In no event shall the provisions of the foregoing subparagraphs (a), (b), (c) and (d) extend to a date after November 20, 2019, the period during which the Options may be exercised.

(f)	For purposes of Section 2(b) and 2(c) termination for “Cause” shall mean:

(i)
your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that you have not substantially performed your duties, or

(ii)	your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of you, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.  The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at the meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(g)	For purposes of paragraph 2(c), "Good Reason" shall mean:

(i)
the assignment to you of any duties inconsistent in any material respect with your most significant position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised and assigned at any time during the 120-day period immediately preceeding the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(ii)
requiring you to be based at any office or location other than the location where you were employed immediately preceding the Change of Control or any office or location less than 35 miles from such location, or if the distance from the new location to your residence is less than the distance from the old location to the residence;

(iii)
any failure by the Company to maintain your compensation at a level consistent with that generally in effect prior to any Change of Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(iv)	any purported termination by the Company of your employment otherwise than as expressly permitted by this Agreement; or

(v)	any failure by the Company to comply with and satisfy Section 10(b) of this Agreement.

For purposes of this Section 2(g), any good faith determination of "Good Reason" made by you shall be conclusive.

3.           Exercise Procedure

(a)
To exercise all or any part of the Options, you (or any person who holds the Options as permitted by Section 4 herein) must first obtain authorization from Rockwell Collins' Office of the Secretary by submitting a Notice of Exercise Form to Rockwell Collins’ Office of the Secretary (Attention: Stock Option Administration; facsimile number (319) 295-3599) or by other means acceptable to the Secretary of Rockwell Collins and then contact the Stock Option Administrator, Charles Schwab, by using the Customer Service Center, as follows:

(i)	contact the Customer Service Center by calling (888) 852-2135 Monday through Friday, 9:00 a.m. to 9:00 p.m. Eastern Time and follow the instructions provided;

(ii)	full payment of the exercise price for the Option Stock to be purchased on exercise of the Options may be made by:

♦	check (wire) to your Charles Schwab account; or

♦	in already-owned Stock; or

♦	by authorizing Charles Schwab or a third party approved by the Company to sell the Stock (or a sufficient portion of the Stock) acquired upon exercise of the Option ("Cashless Exercise"); or

♦	in a combination of check (wire) to your Charles Schwab account and Stock (whether already-owned Stock or Stock issued and subsequently sold in connection with a Cashless Exercise); and

(iii)
in the case of an exercise of the Options by any person other than you seeking to exercise the Options, such documents as Charles Schwab or the Secretary of the Company shall require to establish to their satisfaction that the person seeking to exercise the Options is entitled to do so.

(b)           An exercise of the whole or any part of the Options shall be effective:

(i)
if you elect (or any person who holds the Options as permitted by Section 4 herein elects) to pay the exercise price for the Option Stock entirely by check (wire), upon (A) completion of your transaction by using the Customer Service Center and full payment of the exercise price and withholding taxes (if applicable) are received by Charles Schwab within three business days following the exercise; and (B) receipt of any documents required pursuant to Section 3(a)(iii) herein; and

(ii)
if you elect (or any person who holds the Options as permitted by Section 4 herein elects) to pay the exercise price of the Option Stock in Stock (whether already-owned Stock or Stock issued and subsequently sold in connection with a Cashless Exercise) or in a combination of Stock (whether already-owned Stock or Stock issued and subsequently sold in connection with a Cashless Exercise) and check, upon (A) completion of your transaction by using the Customer Service Center and full payment of the exercise price (as described in Section 3(d)(i) herein) and withholding taxes (if applicable) are received by Charles Schwab within three business days following the exercise; and (B) receipt of any documents required pursuant to Section 3(a)(iii) herein.

(c)
If you choose (or any person who holds the Options as permitted by Section 4 herein chooses) to pay the exercise price for the Option Stock to be purchased on exercise of any of the Options entirely by check, payment must be made by:

♦	delivering to Charles Schwab a check (wire) in the full amount of the exercise price for those Option Stock; or

♦
arranging with a stockbroker, bank or other financial institution to deliver to Charles Schwab full payment, by check or (if prior arrangements are made with Charles Schwab) by wire transfer, of the exercise price of those Option Stock.

In either event, in accordance with Section 3(e) herein, full payment of the exercise price for the Option Stock purchased must be made within three business days after the exercise has been completed through the Customer Service Center.

(d)
(i)      If you choose (or any person who holds the Options as permitted by Section 4 herein chooses) to use already-owned Stock to pay all or part of the exercise price for the Option Stock to be purchased on exercise of any of the Options, you (or any person who holds the Options as permitted by Section 4 herein) must deliver to Charles Schwab an Exercise Request and Attestation Form and cash to cover the purchase of Option Stock as specified in such form.  To perform such a transaction, the Exercise Request and Attestation Form must be submitted via fax (720) 785-8874 by 4:00 p.m. Eastern Time on the date of exercise and any questions concerning this type of transaction should be referred to (877) 636-7551 (Stock Option Administration Group Hotline).  The Exercise Request and Attestation Form must attest to your ownership of Stock representing:

♦
at least the number of shares of Stock whose value, based on the closing price of the Stock on the New York Stock Exchange — Composite Transactions on the day you have exercised your Options through the Customer Service Center, equals the exercise price for the Option Stock; or

♦
any lesser number of shares of Stock you desire (or any person who holds the Options as permitted by Section 4 herein desires) to use to pay the exercise price for such Option Stock and a check in the amount of such exercise price less the value of the Stock delivered, based on the closing price of the Stock on the New York Stock Exchange — Composite Transactions on the day you have exercised your Options through the Customer Service Center.

(ii)
If you choose (or any person who holds the Options as permitted by Section 4 herein chooses) to use Option Stock obtained by Cashless Exercise to pay all or part of the exercise price for the remaining Option Stock to be purchased on exercise of any of the Options, you (or any person who holds the Options as permitted by Section 4 herein) must contact the Customer Service Center at (888) 852-2135.

(iii)
Charles Schwab will advise you (or any other person who, being entitled to do so, exercises the Options) of the exact number of shares of Stock, valued at the closing price on the New York Stock Exchange — Composite Transactions on the effective date of exercise under Section 3(b)(ii) herein, and any funds required to pay in full the exercise price for the Option Stock purchased.  In accordance with Section 3(e) herein, you (or such other person) must pay, by check, in Stock or in a combination of check and Stock, any balance required to pay in full the exercise price of the Option Stock purchased within three business days following the effective date of such exercise of the Options under Section 3(b)(ii) herein.

(iv)
Notwithstanding any other provision of this Stock Option Agreement, the Secretary of the Company may limit the number, frequency or volume of successive exercises of any of the Options in which payment is made, in whole or in part, by delivery of Stock pursuant to this subparagraph (d) to prevent unreasonable pyramiding of such exercises.

(e)
An exercise completed through the Customer Service Center, whether or not full payment of the exercise price for the Option Stock is received by Charles Schwab, shall constitute a binding contractual obligation by you (or the other person entitled to exercise the Options) to proceed with and complete that exercise of the Options (but only so long as you continue, or the other person entitled to exercise the Options continues, to be entitled to exercise the Options on that date). By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) to pay to Charles Schwab in full the exercise price for that Option Stock, that payment being by check, wire transfer, in Stock or in a combination of check and Stock, on or before the third business day after the date on which you complete the transaction through the Customer Service Center.  If such payment is not made, you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize the Company and your employer, in their discretion, to set off against salary payments or other amounts due to you (or the other person entitled to exercise the Options) any balance of the exercise price for such Option Stock remaining unpaid thereafter.

(f)
An Exercise Confirmation representing the amount of Option Stock purchased will be issued the third business day (trade date plus three business days) (i) after Charles Schwab has received full payment therefor or (ii) at the Company’s or Charles Schwab’s election in their sole discretion, after the Company or Charles Schwab has received (x) full payment of the exercise price of that Option Stock and (y) any reimbursement in respect of withholding taxes due pursuant to Section 5 herein.

4.	Transferability; Nonassignability

You are not entitled to transfer the Options except by will or by the laws of descent and distribution.

5.	Withholding

The Company, your employer or Charles Schwab shall have the right, in connection with the exercise of the Options, in whole or in part, to deduct from any payment to be made by the Company, your employer or Charles Schwab an amount equal to the taxes required to be withheld by law with respect to such exercise or to require you (or any other person entitled to exercise the Options) to pay to it an amount sufficient to provide for any such taxes so required to be withheld.  By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) that if the Company, your employer or Charles Schwab elects to require you (or such other person) to remit an amount sufficient to pay such withholding taxes, you (or such other person) must remit that amount within three business days after the completion of the Option exercise as provided in Section 3(a)(ii) herein.  If such payment is not made, the Company and your employer, in their discretion, shall have the same right of set-off as provided under Section 3(e) herein with respect to payment of the exercise price for Option Stock.

6.	Headings

The section headings contained in these Stock Option Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Stock Option Agreement.

7.	References

All references in these Stock Option Terms and Conditions to Sections, paragraphs, subparagraphs or clauses shall be deemed to be references to Sections, paragraphs, subparagraphs and clauses of these Stock Option Terms and Conditions unless otherwise specifically provided.

8.	Entire Agreement

This Stock Option Agreement and the other terms applicable to Stock Options granted under the Plan embody the entire agreement and understanding between the Company and you with respect to the Options, and there are no representations, promises, covenants, agreements or understandings with respect to the Options other than those expressly set forth in this Stock Option Agreement and the Plan.

9.	Applicable Laws and Regulations

This Stock Option Agreement and the Company’s obligation to issue Option Stock hereunder are subject to applicable laws and regulations.

10.	Successors

(a)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

ROCKWELL COLLINS, INC.

By:

Gary R Chadick
Senior Vice President,
General Counsel and Secretary

Dated:  November 20, 2009

Exhibit 1	Exercise Request and Attestation Form (For Use With Already- Owned Stock)
Exhibit 2	Notice of Exercise Form